EXHIBIT 10.8

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into, as of this 20th day of October, 2014 (the “Effective Date”), by and between Guo Yin (Wynn) Xie, an individual resident of the City of Toronto in the Province of Ontario (“Executive”), and Prime Nutrisource Inc., a corporation existing under the laws of the Province of Ontario (“Employer”) and a division of E-World USA Holding, Inc. (“E-World”), with its principal place of business at 41 Pullman Court, Scarborough, Ontario, Canada, MIX 1E4.

W I T N E S S E T H

WHEREAS, Employer desires to continue the employ of Executive, and Executive desires to continue to be so employed by Employer, on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Employment.

1.1 Subject to the terms hereof, Employer hereby employs Executive, and Executive hereby accepts such employment. Executive will serve in the capacity of President of Employer and will have duties and responsibilities customarily assigned to a person with such title. Executive shall report to the Chief Executive Officer of Employer. Executive hereby agrees that, throughout his period of employment, he shall devote his business time, attention, knowledge and skills, diligently in the furtherance of the business of Employer, E-World, and of each of their respective subsidiaries and affiliates, shall perform his duties consistent with his position with Employer and shall observe and carry out such rules and regulations, policies and directions as Employer may from time to time establish to the extent consistent herewith. Throughout the duration of this Agreement, Executive shall do such traveling as may be reasonably required of him in the performance of his duties on behalf of Employer.

1.2 Notwithstanding the foregoing, Executive may engage in the following activities, provided such activities do not conflict or otherwise materially interfere with Executive’s responsibilities to the Employer or result in the Executive breaching the terms and conditions of the Non-Competition, Non-Solicitation and Confidential Information Agreement in the form attached hereto as Exhibit A (the “Restrictive Covenant Agreement”): (a) appropriate civic, charitable or religious activities; and (b) the devotion of a reasonable amount of time to private investments.

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Section 2. Term of Employment.

2.1 The term of Executive’s employment hereunder (the “Initial Term”) shall be from the Effective Date and expire at the earlier of (a) the third anniversary of the date of this Agreement or (b) the occurrence of any of the following events:

(i) The death or total disability of Executive (total disability meaning the failure to substantially perform his normal required services hereunder for a period of three (3) consecutive months during any consecutive twelve (12) month period during the Term (as hereinafter defined), as determined and certified by an independent medical doctor jointly chosen by the Executive and the Employer, by reason of mental or physical disability); or

(ii) The termination by Employer of Executive’s employment hereunder for “Cause” as determined by the Board of Directors of Employer, which for purposes of such determination during the Interim Period (as such term is defined in the Share Purchase Agreement, of even date herewith, by and among E-World, E-World Canada Holding, Inc., Executive, Jian Long, Hong Shu Zhu, 2434689 Ontario Inc., 2434691 Ontario Inc., 2434694 Ontario Inc., Employer and Nugale Pharmaceutical, Inc. (the “Purchase Agreement”)), shall require the approval or consent of only fifty percent (50%) of the members of the Board of Directors of Employer. For purposes of this Agreement, “Cause” shall include: (A) the willful or repeated failure or refusal by Executive to substantially perform his duties hereunder (other than such failure resulting from Executive’s incapacity due to total disability), provided, however, Employer shall not be deemed to have Cause pursuant to this subsection (A) unless Employer provides Executive with written notice of the specified conduct, and Executive fails to cure such conduct within thirty (30) days of the notice; (B) if Executive is convicted of, pleads guilty to, or confesses to any felony or indictable offense and/or commits any act of fraud, misappropriation or embezzlement with regard to Employer; (C) if Executive has engaged in a dishonest act to the material damage or prejudice of Employer or an affiliate of Employer, or in conduct or activities materially damaging to the property, business, or reputation of Employer or an affiliate of Employer; and/or (D) Executive’s breach or violation of the Restrictive Covenant Agreement; or

(iii) The termination by Executive for “Good Reason”. Executive may terminate his employment with Employer upon thirty (30) days prior written notice to Employer of any event constituting “Good Reason” as defined herein. The term “Good Reason” means the occurrence of any of the following, without the prior written consent of Executive: (A) assignment of Executive to duties materially inconsistent with Executive’s positions as described in Section 1 hereof, or any significant diminution in Executive’s duties or responsibilities or change of Executive’s job title; and/or (B) any material breach of this Agreement by Employer; provided, however, that Executive shall not be deemed to have Good Reason pursuant to subsection (B) above unless Executive gives Employer written notice that the specified conduct or event has occurred, and Employer fails to cure such conduct or event within thirty (30) days of receipt of such notice.

2.2 Successive Terms. After the Initial Term, this Agreement shall continue on a year-to-year basis (the “Successive Terms”; and together with the Initial Term, the “Term”) unless terminated by either Employer or Executive upon ninety (90) days written notice to the other prior to the end of the Initial Term or the then Successive Term.

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Section 3. Compensation.

3.1 Term of Employment. Employer will provide Executive with the following salary, expense reimbursement and additional Executive benefits during the Term:

(a) Salary. During the Initial Term, Executive will be paid a salary (the “Salary”), that shall be Two Hundred Thousand Canadian Dollars (C$200,000.00) per annum, less deductions and withholdings required by applicable law. Thereafter, and during the Successive Terms, Executive will be paid a salary to be determined by good faith negotiations between Employer and Executive, but in no event shall such salary be less than Two Hundred Twenty-Five Thousand Canadian Dollars (C$225,000.00) (the “Successive Term Salary”). The Salary and Successive Terms Salary shall be paid to Executive in bi-weekly installments (or on such more frequent basis as other executives of Employer are compensated).

(b) Performance Bonus.

(i) Employer shall pay to Executive a performance bonus based on Employer’s EBT (which is defined as Employer’s earnings before the deduction of taxes as calculated in accordance with United States generally accepted accounting principles) at the end of each calendar year during the Term, in accordance with the following schedule:

EBT	Bonus
C$5,000,000 C$6,000,000 C$7,000,000 C$8,000,000	C$50,000 C$100,000 C$200,000 C$300,000

(ii) The determination of whether Employer has achieved a certain level of EBT in any year for the purposes of this section shall be made by the auditors of E-World within ninety (90) days after the end of each calendar year, and shall be binding on Employer and Executive.

(iii) The performance bonus shall be due and payable within one hundred twenty (120) days after the end of each calendar year.

(c) Vacation. During the Term, Executive shall be entitled to receive six (6) weeks paid vacation during each calendar year (prorated for any service by Executive during any partial calendar year) of employment to be taken at such times and in such periods as shall not interfere with the duties required to be rendered by Executive hereunder.

(d) Expenses. During the Term, Employer shall reimburse Executive within thirty (30) days of its receipt of a reimbursement report with supporting receipts from the Executive, for all reasonable and necessary expenses incurred by Executive in performing services hereunder, including, without limitation, all expenses of travel and living expenses when away from home on business at the request of or in the service of Employer.

(e) Benefit Plans. During the Term, Executive shall have the option of participating in such medical, dental, disability, hospitalization, life insurance, stock option and other benefit plans (such as pension and profit sharing plans) as Employer maintains from time to time for the benefit of other full-time executives of Employer, on the terms and subject to the conditions set forth in any such plans.

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(f) Automobile Allowance. During the Term, Employer shall pay Executive for his monthly automobile operating expenses in an aggregate amount not to exceed One Thousand Canadian Dollars (C$1,000) per month.

3.2 Effect of Termination.

(a) If the termination of employment of Executive is due to the death or disability of Executive, Employer shall promptly pay or provide to Executive, (i) Executive’s earned but unpaid Salary or then Successive Term Salary, as applicable, accrued through such date of termination, (ii) accrued but unpaid vacation time through such date of termination, (iii) any bonus payable to Executive pursuant to this Agreement for any fiscal year or portion of any fiscal year ending prior to such date of termination, to the extent earned, but not previously paid, (iv) reimbursement of any business expenses incurred by Executive prior to such date of termination that are reimbursable under Section 3.1(d) above, and (v) any vested benefits and other amounts due to Executive under any plan, program, policy of, or other agreement with, Employer ((i) to (v) are referred to together as the “Accrued Obligations”).

(b) If the termination of employment of Executive is by Executive for Good Reason or by Employer without Cause, in addition to the Accrued Obligations, Executive shall continue to receive his Salary or then Successive Term Salary, as applicable, for a period of five (5) years from the date of termination, payable upon Employer’s regularly scheduled paydays or in one lump sum payment, as determined by Executive in his sole discretion, in exchange for the execution by Executive of a release of all claims against the Employer, E-World and their affiliates.

(c) If the termination of employment of Executive is by Executive without Good Reason or by Employer with Cause, Executive shall receive only the Accrued Obligations.

(d) If termination of employment of Executive is by Executive without Good Reason or by Employer if Executive is convicted of, pleads guilty to, or confesses to any felony or indictable offense and/or commits any act of fraud, misappropriation or embezzlement with regard to Employer and such termination of employment occurs prior to the second year anniversary of the date of this Agreement, Executive shall (or shall cause any applicable third party to) automatically forfeit, without any further action on the part of any party, sixty percent (60%) of all shares of common stock of E-World issued to Executive (or issued to any other person or entity at the direction of Executive) as partial consideration for the sale of Executive’s shares in Employer. Executive shall from time to time (or shall cause any applicable third party to) promptly execute and deliver all further documents (including a duly-executed blank stock power) and take all further action necessary or appropriate to give effect to the provisions of this Section 3.2(d).

3.3 Restrictive Covenant Agreement. Executive shall execute, enter into and comply with the terms of the Restrictive Covenant Agreement. The compensation and benefits provided hereunder and under the Purchase Agreement in connection with the purchase of all of Executive’s shares of capital stock in Employer and Employer’s goodwill are hereby acknowledged by the parties hereto to constitute adequate consideration for the Executive’s entering into the Restrictive Covenant Agreement.

Section 4. No Violation of Other Agreements. Executive represents and warrants that Executive is fully authorized and empowered to enter into this Agreement and that the performance of the obligations hereunder will not violate any agreement between Executive and any other person, firm, organization or other entity, and Executive is not bound by the terms of any agreement with any previous employer or other party including, without limitation, to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by entering into this Agreement.

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Section 5. Miscellaneous.

5.1 Withholding. Employer shall withhold from any amounts payable under this Agreement all federal, state, provincial, local and/or foreign taxes, as Employer determines to be legally required pursuant to any applicable laws or regulation.

5.2 No Waiver. Failure by Employer or Executive to insist upon strict compliance with any provision of this Agreement or to assert any right it may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

5.3 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

5.4 Notices. Any notice or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered in person or by courier, by facsimile transmission or sent by any express mail service, postage or fees prepaid at the following addresses:

Employer:	Prime Nutrisource Inc. 41 Pullman Court, Scarborough Ontario, Canada, MlX 1E4 Attention: Chairman Fax No.: 416-298-7273

With a copy to:

E-World USA Holding, Inc. 9550 Flair Drive, Suite 308 El Monte, CA 91731 Attention: Ding Hua Wang Fax No.: 626-448-2163

Executive:	Guo Yin (Wynn) Xie 45 Henricks Crescent Richmond Hill, Ontario L4B 3W4 Fax No.: 416-298-7273

With a copy to (but not as notice):

Wildeboer Dellelce LLP Wildeboer Dellelce Place 365 Bay St., Suite 800 Toronto, ON M5H 2V1 Attention: Peter Simeon Fax No.: 416-361-1790

or at such other address or facsimile number for a party as shall be specified by like notice. Any notice which is delivered in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its/his agent.

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5.5 Binding Effect; Assignment. This Agreement is binding on and for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by Executive without the prior written consent of Employer. This Agreement may be assigned by the Employer with or without Executive’s consent to (A) the purchaser of all or substantially all of Employer’s equity or assets or (b) an affiliate of Employer or E-World.

 5.6 Entire Agreement; Amendment. This Agreement together with the Restrictive Covenant Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and thereof and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements or agreements to the contrary heretofore made. This Agreement together with the Restrictive Covenant Agreement supersedes and terminates all prior employment and compensation agreements, arrangements and understandings between or among Employer and Executive (other than with respect to the terms of the Purchase Agreement) . This Agreement may be modified only by a written instrument signed by all of the parties hereto.

5.7 Governing Law; Construction. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority or by any arbitrator(s) by reason of such party or its counsel having or being deemed to have structured or drafted such provision.

5.8 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.9 Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument. A party’s transmission by facsimile, e-mail or other electronic transmission of a copy of this Agreement duly executed by that party shall constitute effective delivery by that party of an executed copy of this Agreement to the party receiving the transmission. A party that has delivered this Agreement by facsimile, e-mail or other electronic transmission shall forthwith deliver an originally executed copy to the other party.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 20th day of October, 2014.

EMPLOYER: PRIME NUTRISOURCE INC. Division of E-World USA Holding Inc.
/s/ Ding Hua Wang
Ding Hua Wang, Chairman

EXECUTIVE: /s/ Guo Yin Xie
Guo Yin (Wynn) Xie

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